Exhibit 99.1

Janux Therapeutics Appoints Winston Kung to Board of Directors

SAN DIEGO, September 22, 2022 – Janux Therapeutics, Inc. (Nasdaq: JANX) (Janux), a biopharmaceutical company developing a broad pipeline of novel immunotherapies by applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr) and Tumor Activated Immunomodulator (TRACIr) platforms, today announced the appointment of Winston Kung to the Company’s Board of Directors. Janux also announced that Stefan Heller, Ph.D., who has served on Janux’s Board since 2018, has resigned. These changes are effective immediately.

“On behalf of the Board and leadership of Janux, I would like to thank Stefan for providing his guidance and expertise over the last four years,” said David Campbell, Ph.D., President and CEO of Janux. "I’d also like to welcome Winston to Janux’s Board. Winston’s operational leadership, as well as his track record of deal-making and financial acumen will be instrumental as we move our lead PSMA T-cell engager into the clinic and bring forward a deep portfolio of other T-cell engagers and immunomodulators."

"I am excited to join Janux’s Board to help advance the company's world-class research and emerging pipeline of tumor-activated therapeutics," said Mr. Kung. "Janux is developing immune engagers and stimulators that could dramatically improve cancer treatment by delivering these molecules more safely and effectively."

Winston is currently the Chief Financial Officer and Chief Operating Officer at PMV Pharma. Prior to joining PMV Pharma, Mr. Kung was a Vice President of Business Development and Global Alliances at Celgene and Chief Business Officer at Celgene Cellular Therapeutics (CCT). While at Celgene, he led the strategic long-range plan formation, multiple transactions, equity investments, company integrations, and a team that managed Celgene’s alliance portfolio of more than 100 collaborations. Prior to Celgene, Mr. Kung worked from 2007 to 2013 at Citigroup in its Global Healthcare Investment Banking group and Lehman Brothers (which was subsequently acquired by Barclays) in its Global Mergers and Acquisition Group. He worked on various transactions including public and private financings, mergers, acquisitions, spin-outs and other financial advisory engagements.

From 2004 to 2007, Mr. Kung served at Amgen as a cofounder of the Alliance Management group and also served as the deal lead on multiple acquisitions as part of the Corporate Development group. He was also part of the Business and Corporate Development group at Genentech. He worked on several transactions, including leading the spin-out of Tercica (acquired by Ipsen), and co-led the formation of the Genenfund, Genentech’s first Corporate Venture Capital Fund. He received his MBA from Harvard Business School, and his A.B. in Biology and A.B in International Relations with honors from Brown University.

About Janux Therapeutics

Janux Therapeutics is an innovative biopharmaceutical company developing next-generation therapeutics based on applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr) and Tumor Activated Immunomodulator (TRACIr) platforms to better treat patients suffering from cancer. Janux’s initial focus is on developing a novel class of T cell engagers (TCEs), and its lead product candidates are designed to target clinically validated drug targets. While TCE therapeutics have displayed potent anti-tumor activity in hematological cancers, developing TCEs to treat solid tumors have faced challenges due to the limitations of prior TCE technologies, namely (i) overactivation of the immune system leading to cytokine release syndrome, (ii) on-target, healthy tissue toxicities, and (iii) poor pharmacokinetics leading to short half-life. Janux is using its TRACTr platform technology to engineer product candidates designed to overcome these limitations by offering accuracy, stability, activity, modularity, and manufacturability. Janux is developing a broad pipeline with lead TRACTr programs targeting prostate-specific membrane antigen (PSMA), epidermal growth factor receptor (EGFR), and trophoblast cell surface antigen 2 (TROP2). Janux is also applying its proprietary technology to develop a TRACIr costimulatory bispecific product candidate against programmed death-ligand 1 (PD-L1) and Cluster of Differentiation 28 (CD28) designed to further enhance the anti-tumor activity of T cells. For more information, please visit www.januxrx.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Janux’s ability to bring new treatments to cancer patients in need and the progress and expected timing of Janux’s drug development programs. Factors that may cause actual results to differ materially include the risk that compounds that appear promising in early research do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Janux may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties Janux faces, please refer to Janux’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Janux assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Andy Meyer

Janux Therapeutics

ameyer@januxrx.com

(202) 215-2579

Media:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

(858) 344-8091